                                                                EXHIBIT 5.1

                       [LETTERHEAD OF ROPES & GRAY]

                                          January 7, 1998

Summit Technology, Inc.

21 Hickory Drive

Waltham, MA 02451

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 11,650,400 shares of Common Stock, par value $0.01 per share (the "Shares") of Summit Technology, Inc., a Massachusetts corporation (the "Company"). The Shares are to be issued in exchange for shares of common stock, $0.01 par value per share, of Autonomous Technologies Corporation ("Autonomous") pursuant to an Agreement and Plan of Merger dated as of October 1, 1998 (the "Merger Agreement") by and among the Company, Autonomous and Alpine Acquisition Corp., a wholly-owned subsidiary of the Company and a Delaware corporation. The Merger Agreement provides for the acquisition of Autonomous by the Company.

  We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

  We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

  Based upon the foregoing, we are of the opinion that the Shares being issued by the Company have been duly authorized and, when issued in accordance with the Merger Agreement, will be fully paid and nonassessable.

  We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related proxy statement/prospectus under the caption "Validity of Common Stock."

  This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Ropes & Gray

                                          Ropes & Gray